EXHIBIT 23.3

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Classover Holdings, Inc. on Form S-1A of our Report of Independent Registered Public Accounting Firm, dated August 1, 2025, on the balance sheet of Class Over, Inc. as of December 31, 2024 and 2023 and the related statements of operations, changes in stockholder’s equity and cash flows for the year then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

August 21, 2025

179 N. Gibson Rd., Henderson, NV 89014 • 702.703.5979 • www.bushandassociatescpas.com